[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                          OF FISCAL YEAR 2013


Plymouth, MI / Hamburg, Germany, February 7, 2013 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2012.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended    % Change
                    12/31/11   12/31/10
                    --------  -----------  ---------
Net Sales           $142,233   $131,570     +   8 %
RSTI Net Income     $  8,898   $  8,077     +  10 %
Earnings Per Share
  "Diluted" Basis * $   0.32   $   0.28     +  14 %

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.8 million for the fiscal quarters ended December 31, 2012 and 2011, respectively.

"Our fiscal year commenced with a very solid first quarter, with net sales, order entry and net income figures that exceeded our forecasts. The North American and European markets continued to deliver sales at last fiscal year's levels, while sales to the Asian markets were our third highest ever. We have experienced robust demand from the machine tool, automotive and medical device industries. Once again, the consumer electronic industry contributed increased revenues, whereas the semiconductor industry, as expected, softened," commented Gunther Braun, CEO and President of RSTI.
"We expect global business conditions to improve throughout the calendar year, though of course with regional diversity."










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FINANCIAL REVIEW

- First Quarter -

Net sales totaled $142.2 million for the first quarter ended December 31, 2012, an 8% increase over the comparable quarter of fiscal year 2012. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $1.6 million in the first quarter. Gross profit totaled $50.1 million, or 35% of net sales, compared to $46.9 million, or 36% of net sales, in the same period of fiscal year 2012. RSTI net income amounted to $8.9 million, or 6% of net sales, compared to $8.1 million, or 6% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.32 for the quarter based upon 28.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.28 based upon 28.8 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $25.2 million represented 18% of net sales and increased by $0.5 million compared to last fiscal year's first quarter. Net R&D expenses increased by $0.5 million to $11.0 million (8% of net sales), compared to $10.5 million (8% of net sales) in the first quarter of fiscal year 2012.

Sales of laser products for macro applications increased by 4% to $48.4 million and accounted for 34% of total sales. Sales of lasers for marking and micro applications increased by 6% to $77.0 million and represented 54% of total sales. Sales of components increased by 33% to $16.8 million and represented 12% of total sales.

On a geographical basis, revenues in North America decreased slightly by 1%, totaling $26.6 million, whereas net sales increased marginally by 2% in Europe, to $60.4 million, and by 22% in Asia, to $55.2 million.


- Backlog -

Order entry for the quarter increased by 12% to $137.3 million compared to the first quarter of fiscal year 2012 and resulted in a backlog of $142.1 million as of December 31, 2012, mainly for laser products. As of December 31, 2012, ROFIN-SINAR had a book-to-bill ratio of 0.97 for the first quarter.


- Outlook -

"Our goal for 2013 is to capitalize on our broad CO2 and fiber laser product lines," stated Gunther Braun. "Furthermore, we will focus on the Asian markets to provide our customers cutting-edge technology for various applications, with an emphasis on the electronics industry." For the second quarter ending March 31, 2013, the Company expects revenues to be in the range of $132 million to $137 million and earnings per share to be in the range of $0.26 to $0.28. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.









(page)
With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 45,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 7, 2013. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London at +44(0) 207 614 2900.


                              (Tables to follow)






























(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months       Twelve months
                                       Ended               Ended
                                    (unaudited)          (audited)
                               ----------------------  --------------
                                12/31/12    12/31/11       9/30/12
                               ----------  ----------  --------------
-Macro                         $  48,442   $  46,355     $ 205,394
-Marking/Micro                    76,986      72,575       272,195
-Components                       16,805      12,640        62,532
                               ----------  ----------    ----------
Net sales                        142,233     131,570       540,121
Costs of goods sold               92,087      84,625       343,769
                               ----------  ----------    ----------
Gross profit                      50,146      46,945       196,352

Selling, general, and
  administrative expenses         25,192      24,719       101,088
Intangibles amortization             629         600         2,279
Research and development expenses 10,951      10,524        42,604
                               ----------  ----------   ----------
  Income from operations          13,374      11,102        50,381

Other income (expense)           (   413)      1,092         2,011
                               ----------  ----------    ----------
  Income before income tax        12,961      12,194        52,392

Income tax expense                 3,976       3,958        17,180
                               ----------  ----------    ----------
  Net Income                       8,985       8,236        35,212

Net income attributable to
      non-controlling interest        87         159           682
                               ----------  ----------    ----------
Net income attributable
      to RSTI                      8,898       8,077        34,530
                               ==========  ==========    ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.32     $  0.28      $   1.20
 ** "basic" basis               $   0.32     $  0.28      $   1.21


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.8 million for the fiscal quarters ended December 31, 2012 and 2011, respectively, and
28.7 million for the 12 month period ended September 30, 2012.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.1 million and 28.5 million for the fiscal quarters ending December 31, 2012 and 2011, respectively, and 28.5 million for the 12 month period ending September 30, 2012.





(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                    12/31/12       9/30/12
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 115,147      $ 101,163
  Trade accounts receivable, net                     109,295        107,935
  Inventories net                                    199,484        202,188
  Other current assets                                25,434         28,236
                                                   -----------    ----------
    Total current assets                             449,360        439,522
                                                   -----------    ----------
  Net property and equipment                          83,357         80,001
  Other non-current assets                           136,220        133,009
                                                   -----------    ----------
    Total non-current assets                         219,577        213,010
                                                   -----------    ----------
    Total assets                                   $ 668,937      $ 652,532
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  16,304      $  16,883
  Accounts payable, trade                             22,627         26,644
  Other current liabilities                           83,508         77,168
                                                   -----------     ---------
    Total current liabilities                        122,439        120,695
  Long-term debt                                       5,517          5,662
  Other non-current liabilities                       32,796         32,256
                                                   -----------     ---------
    Total liabilities                                160,752        158,613
    Net stockholders' equity                         508,185        493,919
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 668,937      $ 652,532
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we expect global business conditions to improve throughout the calendar year, though of course with regional diversity" or "our goal for 2013 is to capitalize on our broad CO2 and fiber laser product lines" or "for the second quarter ending March 31, 2013, the Company expects revenues to be in the range of $132 million to $137 million and earnings per share to be in the range of $0.26 to $0.28" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.